SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934



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Filed by a Party other than the Registrant   [ ]

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[ ]  Confidential, for Use of the Commission only (as permitted by Rule
     14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to  240.14a-11(c) or 240.14a-12

   AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
        (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

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     1) Title of each class of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     4) Date Filed:


                     AEI NET LEASE INCOME &
               GROWTH FUND XIX LIMITED PARTNERSHIP
                        CONSENT STATEMENT

    For Amendment to Limited Partnership Agreement to Permit
                 Reinvestment of Sales Proceeds

     THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT AUGUST 1, 1998. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE SEPTEMBER 30, 1998.

     AEI Fund Management XIX, Inc., the Managing General Partner of AEI Net Lease Income & Growth Fund XIX Limited Partnership (the "Fund")
is recommending an amendment (the "Amendment") to the Fund's Limited Partnership Agreement (the "Fund Agreement"). The Amendment would change Section 5.4 of the Fund Agreement to allow proceeds from sale of  Fund properties to be reinvested in replacement properties until
final  liquidation  of  the  Fund.   The  Fund  Agreement  currently
requires that reinvestments end on February 5, 1998. For ease of understanding, this Consent Statement sometimes refers to AEI Fund Management XIX, Inc. as the "General Partner", "we" or "us" and to a limited partner in the Fund as an "Investor" or as "you".

               THE PROPOSED AMENDMENT WILL AFFECT YOUR INVESTMENT IN THE FUN IN A NUMBER OF WAYS AND INVOLVE A NUMBER OF RISKS THAT ARE DISCUSSED IN MORE DETAIL UNDER THE CAPTION "SUMMARY" AND "RISKS OF THE AMENDMENT," INCLUDING THE FOLLOWING:

<BULLET>  Distributions of some sales proceeds will be delayed.

<BULLET>  The reinvestments could cause extension of the life of the
          Fund.

<BULLET>  The interests of the General Partners in approval of the
          Amendment may conflict with the interests of Investors.

<BULLET>  Properties  in which proceeds are reinvested  will  be subject to many of the same risks of nonperformance as the original properties.

<BULLET>  Investors  will not be able to review in  advance  the properties in which proceeds are reinvested.

     Currently, we are required to distribute proceeds if a property is sold. Because this encourages the Fund not to sell properties, we do not believe that this is in the best interest of partners. We believe that the Fund should be able to take advantage of property sales, when available at attractive prices, without depleting the capital base of the Fund. Approval of the Amendment would allow us to continue to reinvest proceeds from the sale of properties in replacement properties until final liquidation of the Fund. Accordingly, WE RECOMMEND A VOTE "FOR" THE PROPOSED AMENDMENT.

   YOU WILL NOT HAVE APPRAISAL OR DISSENTERS RIGHTS AND THEREFORE
WILL NOT HAVE THE RIGHT TO REQUIRE THE FUND TO PAY YOU THE VALUE
OF YOUR UNITS IF YOU DISAGREE WITH THE PROPOSED AMENDMENT.

                                  -2-

                                SUMMARY
The following summary is qualified by the more detailed discussion set forth herein.

The Amendment

  We are proposing an amendment to Section 5.4 (the "Amendment") of the Fund Agreement. The Amendment will eliminate the requirement that the Fund distribute all proceeds from sale of properties and, instead, allow reinvestment of proceeds until final liquidation of the Fund. Even if the Amendment is approved, however, most, if not all, gain from sales activity would continue to be distributed to Investors. The Amendment is intended primarily to allow the Fund to reinvest the portion of sales proceeds that constitutes the original investment in a property, while distributing the
"gain"   (the   excess  of  sales  proceeds  over   the   original
investment).   Because  the portion of proceeds  representing  the
original investment will be reinvested, distributions of sales proceeds will initially decrease if the Amendment is approved and will be delayed until liquidation of the Fund. See "Reasons for and Effects of the Amendment."

Reasons for the Amendment

   The Fund may sell properties prior to final liquidation of the Fund due to favorable market conditions, exercise of lease purchase options, tenant restructuring or other reasons. Although we cannot guarantee returns, we believe that the Fund can generate favorable returns to Investors through the acquisition of additional properties that can be resold. We believe that the Fund should be in a position to reinvest the proceeds from these and other sales into replacement net leased properties.

Benefits to Insiders

   The General Partners may benefit from the Amendment in several respects. If the Amendment is approved, the Fund will retain more properties under management and the General Partners will receive more reimbursements from the Fund. Further, to the extent funds are reinvested and properties perform well, the likelihood that we will receive a higher percentage of cash flow may be increased. See "Interests of the General Partner in the Amendment."

Voting/Units Held by General Partners

   The Amendment will require the affirmative vote of holders of a majority of the outstanding Units. There were 20,974.63 Units outstanding at June 30, 1998. The General Partner and its affiliates held a total of 45.5 Units as of June 30, 1998 and intend to vote all such Units in favor of the Amendment. See "Unit Ownership of Principal Holders and Management."

Risks of the Amendment

   1. Deferred Cash Distributions. Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Fund (if we determine, in our discretion, that it is advantageous to the Fund) to reinvest such proceeds in new properties (subject to a continuing obligation to distribute to you cash proceeds adequate to pay the income tax liability generated by sales of property). The distribution of cash that is reinvested will be delayed until the Fund is finally liquidated.

   2. Risk of Extension of Fund Life. We intend to reinvest sales proceeds in new properties that can be sold again within a few years. The Amendment could render more difficult the final sale of properties within the original intended life of the Fund. We intend to commence liquidation of the Fund through the sale of its remaining properties within ten years after acquisition (in 2004), although the sale of any particular property may be delayed based on market and other conditions. The Amendment could have the effect of extending the life of the Fund for several years and delaying the ultimate distribution of its assets. The Fund Agreement provides that the Fund must be liquidated, in any event, by December 31, 2041 (an arbitrary date).
                                  -3-
   3. Real Estate Risks on Reinvestment. Proceeds will be reinvested in new triple net leased commercial properties that are subject to the same risks of performance as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property and the distribution of cash to Investors may be delayed or the disposition may result in a loss, or both. Among other things, the value of properties in which the Fund will invest will be affected by the lease rates we are able to negotiate and the financial condition of the tenant. Lease rates as a percentage of property purchase price have declined in recent years as interest rates have declined and as financing from other sources, such as real estate investment trusts, has become more available. To the extent interest rates and market lease rates increase in the future, the value of real estate acquired by the Fund when rates were lower may decline. If a tenant is unable to perform its lease obligations, the Fund may not be able to sell the property or may be forced to sell the property at a loss. Further, in the event of a bankruptcy of a tenant, the Fund might not be able to obtain possession of the property for a considerable period of time. See "Reasons For and Effects of the Amendment."

   4. Undesignated Properties. Investors will not be able to review in advance the properties in which proceeds would be reinvested.

   5. Conflicts of Interest. The interests of the General Partners in proposing the Amendment may be different than your interests because the General Partners will receive more reimbursements from the Fund if proceeds are reinvested than they will if proceeds are not reinvested. The General Partners are reimbursed at cost, which includes a portion of the salaries of the General Partner's personnel and other overhead, for services the General Partners provide to the Fund. Reimbursements will decrease if cash is distributed and fewer properties are under our management in the Fund. See "Interests of the General Partner in the Amendment."

   6. No Appraisal Rights. You will not have appraisal or dissenters rights as a result of the Amendment. Accordingly, if you disagree with the Amendment you will not have the right to require the Fund to pay out the value of your Units. Instead, the Amendment will be effective with respect to you if approved by holders of a majority of the Units. If you disagree, you will be required to find a different method of disposing of your Units, such as through the Fund's repurchase plan, or to hold your Units until liquidation of the Fund.

                                  -4-
                    REASONS FOR THE AMENDMENT

    If Investors approve the Amendment, the Fund will have the opportunity, upon the sale or other disposition of properties such as the properties described below, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the terms of the Fund Agreement, the net proceeds from the sale of properties cannot be reinvested after February 5, 1998. By consenting to the Amendment, you would permit the Fund to acquire new properties with the net proceeds from the sale of the properties (net of any distributions to Investors). Because proceeds will be reinvested, distributions of sales proceeds will be decreased until further liquidation of the properties in which the proceeds are reinvested, or until liquidation of the Fund.

    The Amendment is not intended to extend the life of the Fund. The Prospectus under which the Units were sold indicated that we expected that most of the properties would be sold or refinanced eight to ten years after acquisition. The Fund properties described below were acquired between 1991 and 1997. It remains our intention to commence liquidation of the Fund, depending on market conditions and the benefits of continued ownership, through the sale of the Fund's remaining properties by the year 2004.

    We are proposing the Amendment for a number of reasons, including the following:

<BULLET>  Without the Amendment, we will be required to forgo all attractive proposals we receive to sell Fund properties if we desire to avoid depleting the Fund's capital base.

<BULLET>  If the Amendment is approved, the Fund will be able to
          (i) take advantage of any favorable purchase proposals that are presented, (ii) seek out such proposals when market conditions are favorable, and (iii) retain adequate capital in the Fund to work toward the Fund's investment objectives.

<BULLET>  Without the Amendment, if a property is sold prior to final liquidation of the Fund, the Fund's capital base, and therefore its ability to generate the level of return that was the objective when it was formed, will be reduced.

<BULLET>  If the Amendment is approved, cash proceeds  from the sale of a property may be reinvested in a new property. Subject to the same risks of real estate investment that were assumed when the Fund was formed, the new property
          could generate continuing cash flow from  rents   and
          potential gain on sale.

<BULLET>  Without the Amendment, if you wish to invest distributed sales proceeds (which constitute a return of a portion of your original investment in the Fund) in a similar vehicle such as an AEI fund, you would be forced to purchase units in a new fund with distributed cash. Real estate funds are initially offered subject to sales commissions and organization expense that decrease the amount invested in properties and, therefore, the asset base that generates income and gain on an investment.

<BULLET>  If  the  Amendment  is  approved,  no  securities
          brokerage commissions or other organizational expense will reduce the cash reinvested in new properties.

    The Fund incurs a significant amount of organization and syndication expense at formation. We believe that the Fund can generate the most favorable returns to Investors only if the costs of forming the Fund, including commissions to sales agents, filing fees and professional costs, can be amortized against cash flow (primarily rents) from operation of all properties over the intended life of the Fund (8 to 10 years after purchase of properties). If a significant portion of the real property assets of the Fund are sold in advance of the originally intended liquidation date of the Fund, the income and gain from the assets remaining may not be adequate to generate the returns that were the original objective of the Fund.
                                  -5-

    The Fund has periodically sold properties in the past and, through February 5, 1998, reinvested some of the sale proceeds in new properties. We normally distribute that portion of the proceeds that respesents gain and always distribute enough to cover income tax liability. Nevertheless, we have generally retained the remainder of the proceeds to reinvest in new properties.

   From formation through June 30, 1998, the Fund had sold all or a portion of its interest in ten properties. Many of these sales occurred when a lessee exercised its option under a lease agreement to purchase the property. Several others occurred when the Fund was presented with a proposal to purchase the property
that   we   considered  attractive  because  the  purchase   price
represented  a  substantial  gain to  the  Fund.   Several  others
represented the disposal of distressed properties. All of these sales are discussed in the Annual Report on Form 10-KSB, or quarterly report on Form 10-QSB, that accompany this consent statement.

    At June 30, 1998, the Fund held approximately $1,480,000 of proceeds from early payment of a promissory note it had received on sale of a property. We are proposing the Amendment so that these proceeds, and other proceeds we may generate on sale of properties in the future, can be reinvested.

                      EFFECTS OF AMENDMENT

    In the event Investors approve the Amendment, a portion of the proceeds from properties sold or otherwise disposed of will be reinvested rather than distributed. The Fund will not change its investment objectives or policies. Accordingly, new properties in which such proceeds are invested will consist primarily of single tenant, triple net leased properties that are purchased without indebtedness, many of which are leased to tenants in the restaurant industry. See "Reasons for the Amendment." As of June 30, 1998, the Fund held interests in fifteen properties as summarized below:

      Property                                 Acquisition       Annual Rental
                                                   Cost             Payments
Applebee's Restaurant, Aurora, CO (1)          $    44,782       $     6,263
Applebee's Restaurant, Beaverton, OR             1,760,079           237,682
Applebee's Restaurant, Covington, LA             1,099,085           161,462
Applebee's Restaurant, Crestview Hills, KY  (1)     14,039             1,933
Applebee's Restaurant, Crestwood, MO               803,418           111,709
Applebee's Restaurant, Temple Terrace, FL   (1)     96,262            13,986
Champps Americana Restaurant, Troy, MI  (2)        361,889            25,332
Denny's, Apple Valley, CA                        1,177,655           168,910
Garden Ridge Retail Store, Pineville,  NC        3,615,378           383,973
HomeTown  Buffet  Restaurant,  Tucson,  AZ (1)     610,755            80,960
Media  Play  Retail Store, Apple Valley,  MN     1,389,367                (3)
Party  City  Retail Store, Gainesville,  GA      1,435,309           150,752
Red Line Burgers Restaurant, Corpus Christi, TX    280,378            15,000
Red  Line  Burgers  Restaurant,  Houston,  TX      299,531                (3)
Taco   Cabana  Restaurant,  Houston,  TX           547,322            79,570
Taco  Cabana  Restaurant, San Antonio,  TX       1,147,274           179,503
Taco Cabana Restaurant, Waco, TX                    19,720             2,779

        Total                                  $14,702,243       $ 1,619,814

(1) A portion of the Fund's interest in the property has been sold.
(2) Restaurant is under construction as of December 31, 1997.
(3) The  property is vacant and listed for sale or lease.
                                  -6-
   If the proceeds are reinvested, the rental revenues generated by the Fund would be increased and distributions from rental revenues will be higher than they will if proceeds are not reinvested. Distribution of sales proceeds will be reduced or delayed until liquidation of the Fund. Accordingly, we believe approval of the Amendment will result in a more steady rate of distribution during the life of the Fund with a large distribution at the end of the life of the Fund.

    If Investors do not approve the Amendment, Investors will receive a distribution of sales proceeds of approximately $1,450,000, or approximately $69.00 per outstanding Unit, in the third quarter of 1998. This distribution of Net Proceeds of Sale would reduce the adjusted capital contributions of investors by an additional $69.00 per outstanding limited partnership unit.

       INTERESTS OF THE GENERAL PARTNERS IN THE AMENDMENT

   In accordance with, and subject to the limitations in, the Fund Agreement, we will be reimbursed for any costs (including a proportionate amount of employee salary, benefit and overhead expense) we incur in completing any property acquisition and in connection with management of the property. Generally, we allocate costs to the Fund based on the daily time sheets of our employees. We establish an hourly charge for each employee based on their salaries, benefit expense and overhead expense (the portion of rental, depreciation and other office charges necessary to maintain the employee) and the Fund is charged for the amount of time spent by the employee on Fund activities multiplied by the time charge. If the Amendment is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under our management through the Fund, and the scope of the Fund's operations, will be reduced and we will have to deploy our employees in other activities. Such reduced operations can be expected to reduce the amount of reimbursements that we receive from the Fund. Reimbursements to us by the Fund for expenses incurred have averaged approximately $338,285 per year during the past two years and aggregated approximately over $1,041,791 during the three years ended December 31, 1997. Such reimbursements will decrease if cash is distributed and fewer properties are acquired and under management in the Fund.

    Further, we receive more than 1% of Fund cash flow only to the extent the Fund has generated a 10% return to Investors, and we share in sales proceeds only to the extent the Fund has paid cumulative distributions to Investors equal to their Adjusted Capital Contributions plus a 12% cumulative return. To the extent that proceeds are reinvested, the properties perform well, and these returns can be achieved, we may receive up to 10% of the cash flow remaining after payment of the 10% return to Investors and up to 10% of sales proceeds remaining after payment of the 12% cumulative return to Investors.

       UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

    The following table sets forth information about the number of Units owned by each person known by the Fund to beneficially own 5% or more of the Units, by each General Partner, and by each officer or director of AEI Fund Management, Inc. as of February 28, 1998:

Name and Address                               Number of           Percent
of Beneficial Owner                            Units Held          of Class

AEI Fund Management XIX, Inc.                        0                  0%
1300 Minnesota World Trade Center
30 East 7th Street, St. Paul, Minnesota 55101

Robert P. Johnson                                 45.5                   *
1300 Minnesota World Trade Center
30 East 7th Street, St. Paul, Minnesota 55101

Mark E. Larson                                       0                  0%
1300 Minnesota World Trade Center

                                  -7-
30 East 7th Street, St. Paul, Minnesota 55101

* Less than 1%

The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the Units set forth opposite their names. We know of no holders of more than 5% of the outstanding Units.

             VOTE REQUIRED AND PROCEDURES FOR VOTING

    Voting by Investors with respect to an amendment of the Fund Agreement is based upon ownership of limited partner units ("Units"). As of June 30, 1998, there were 20,974.63 Units outstanding. Each Unit is entitled to one vote. Fractions of Units will be included in the total.

   In order for the proposed Amendment to be adopted, a majority of
the  Units  must be voted in favor of the Amendment.   Because  an
abstention would not be counted as a vote for an amendment, it would have the effect of a vote against an amendment. The General Partner intends to vote all 45.5 Units controlled by it in favor of the Amendment.

    Accompanying this Consent Statement is a Consent Form for you. By checking the appropriate box, you can indicate whether you vote FOR or AGAINST or ABSTAIN as to the proposed Amendment. If you return a Consent Form that is signed without checking any box, you will be deemed to have voted FOR the Amendment. If you vote against, or abstain with respect to, the Amendment, you do not have appraisal or similar rights under Minnesota law.

    We have fixed the close of business on July 31, 1998 as the record date for the determination of the Investors entitled to vote on the proposed Amendment, the close of business on September 30, 1998 as the date by which Consent Forms must be received by us in order to be counted, and October 1, 1998 as the date on which the consents are to be counted. You may revoke your consent at any time prior to October 1, 1998, provided written revocation is received by us prior to that date.

   The cost of solicitation of consents will be borne by the Fund. The solicitations will be made by the mails. This Consent Statement is being first mailed on or about August 1, 1998. Our staff will be available by telephone to answer any questions concerning this Consent at (800) 328-3919.

      INCORPORATION BY REFERENCE/FORWARD LOOKING STATEMENTS

    This consent statement relies on information that is contained in the Fund's Annual Report on Form 10-KSB for the year ended December 31, 1997 and quarterly report on Form 10-QSB for the quarter ended March 31, 1998 (the "Reports"). That information is "incorporated by reference" in this consent statement under the Commission's rules. A copy of the Reports are being delivered to you with this Consent Statement.

   The Annual Report and this Consent Statement contain statements that are intended as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The words or phrases "expects", "will continue", "should", "is anticipated", "believes", "estimate", "hopes", or expressions of a similar nature denote forward looking statements. Those statements are subject to risks and uncertainties that could cause actual results to differ materially from the results presently anticipated or projected. The Fund cautions readers not to place undue reliance on such forward looking statements and all readers should consider carefully risks that may effect the attainment of those statements, including the risks summarized above under "Summary_Risks of the Amendment."

                               BY ORDER OF THE BOARD OF DIRECTORS
                               OF AEI FUND MANAGEMENT XIX, INC.

                               Robert P. Johnson, President

                                  -8-

                           Exhibit A


                      PROPOSED AMENDMENT OF
                LIMITED PARTNERSHIP AGREEMENT OF
             AEI NET LEASE INCOME & GROWTH FUND XIX


       Changes in the existing provisions of the Partnership Agreement that would be made by the proposed Amendment are shown below. Existing provisions proposed to be omitted are lined through and enclosed in brackets. New Provisions are printed in bold type. Only the portion of Section 5.4 that will be changed by the Amendment is shown. If approved, the Amendment will be effective immediately.

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

      5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date five years after the date on which the offer and sale of units pursuant to the Prospectus is terminated,] THE GENERAL PARTNER DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE FUND TO BEGIN LIQUIDATION OF THE FUND; provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at a marginal rate of 28% for federal income tax purposes or such greater rate as is the maximum effective rate for federal income taxation applicable to individuals) created as a result of such transaction.

                                  -9-

IMPORTANT                                                    IMPORTANT

   AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
                   CONSENT OF LIMITED PARTNERS
             This consent is solicited by the Board
         of Directors of AEI Fund Management XIX, Inc.,
                  The Managing General Partner

      The undersigned, a Limited Partner of AEI Net Lease Income & Growth Fund XIX Limited Partnership (the "Fund"), hereby consents (unless otherwise directed below) to the proposal identified below to adopt an Amendment to Section 5.4 of the Limited Partnership Agreement (the "Partnership Agreement") of the Fund (the "Amendment"), as more fully described in the accompanying Consent Statement. By voting for the Amendment the undersigned hereby names AEI Fund Management XIX, Inc. as his/her/its attorney-in-fact with power to sign and acknowledge on the undersigned's behalf any instrument that may be necessary to evidence the
Amendment and any corresponding Amendment to the Fund's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on September 30, 1998.

Adoption  of  the  Amendment to Section  5.4  of  the  Partnership
Agreement

      FOR  [ ]            AGAINST [ ]            ABSTAIN [ ]

       The Fund Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Amendment if no box is checked.

       Please sign exactly as your name appears below. When Fund Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:           , 1998


            Signature                     (if held jointly)

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